Exhibit 10.30

Summary of Compensation Arrangements for
Named Executive Officers and Directors

Compensation Arrangements for Named Executive Officers

        Following is a description of the compensation arrangements that have been approved by the Compensation Committee of the Board of Directors of Medtronic, Inc. (the “Compensation Committee”) on April 12, 2006 for the Company’s Chief Executive Officer and the other four most highly compensated executive officers in fiscal 2006 (the “Named Executive Officers”).

Annual Base Salary:

        The Compensation Committee approved the following base salaries, effective April 29, 2006, for the Named Executive Officers:

Arthur D. Collins, Jr	$1,275,000
Chairman and Chief Executive Officer
William A. Hawkins	$775,000
President & Chief Operating Officer
Stephen H. Mahle	$595,000
Executive Vice President & President, Cardiac Rhythm Disease Management
Terrance L. Carlson	$515,000
Senior Vice President, General Counsel and Corporate Secretary
Michael F. DeMane	$530,000
Senior Vice President & President, Europe, Canada, Latin America & Emerging Markets

Bonus:

        The Compensation Committee has approved the following bonus payments for performance in fiscal 2006:

Arthur D. Collins, Jr	$1,827,125
William A. Hawkins	$802,400
Stephen H. Mahle	$534,191
Terrance L. Carlson	$413,276
Michael F. DeMane	$471,692

        A description of the performance goals for fiscal year 2006, which were previously approved by the Compensation Committee, is included in a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2005 and is incorporated herein by reference.

Stock Option and Restricted Share Unit Grants:

        The Compensation Committee approved the following stock options and restricted stock units (“RSU”) grants under the Company’s 2003 Long-Term Incentive Plan. The stock options were granted at an exercise price of $56.74, which was the fair market value of the Company’s Common Stock on the date of grant and vest annually in 25% increments. The RSUs were granted at the fair market value of the Company’s Common Stock on the date of grant. The RSUs will cliff vest in October 2010 except in the event of death, disability or retirement, in which case they vest in full.

Arthur D. Collins, Jr	35,249 RSUs	229,116 stock options
William A. Hawkins		75,785 stock options
Stephen H. Mahle		52,873 stock options
Terrance L. Carlson		47,586 stock options
Michael F. DeMane		47,586 stock options

Long Term Incentive Plan Awards:

        The Compensation Committee approved the following long-term incentive plan awards established for the three-year cycle ending in fiscal 2006. The amounts listed below include the value of both cash and stock. Half of the award is paid in Company common stock, with the other half paid in cash. The value of an award is determined at the end of the performance period based on Medtronic’s financial performance and the average fair market value per share for the last 20 trading days of the performance cycle.

Arthur D. Collins, Jr.	$1,130,011
William A. Hawkins	$259,868
Stephen H. Mahle	$323,190
Terrance L. Carlson	$—
Michael F. DeMane	$259,868

Compensation Arrangements for Non-Employee Directors

        Non-employee director compensation consists of an annual retainer, an annual cash stipend for committee chairs and special committee members, an annual stock option grant and an annual grant of deferred stock units. In addition, all new non-employee directors receive an initial stock option grant.

        The annual retainer for all non-employee directors for the 2006-2007 plan year (September 1, 2006 through August 31, 2007) is $70,000. The Chairs of the Corporate Governance, Audit, Compensation and Technology and Quality Committees receive a cash stipend of $10,000. Members of a Special Committee receive an additional annual fee of $10,000 for each Special Committee upon which they serve, paid quarterly ($2,500 per quarter), so long as the committee is convened. The annual retainer and annual cash stipend are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and Board committees on which such director served during the relevant plan year.

        Each non-employee director also receives on the first day of each plan year an annual stock option grant for a number of shares of Medtronic common stock equal to the amount of the annual retainer ($70,000) divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of the option).

        On the last day of each plan year, each non-employee director is granted a number of deferred stock units (each representing the right to receive one share of Medtronic common stock) equal to the amount of the annual retainer ($70,000) earned divided by the average closing price of a share of Medtronic common stock for the last 20 trading days during the plan year. On the date he or she first becomes a director, each new non-employee director receives a one-time initial stock option grant for a number of shares of Medtronic common stock equal to two times the amount of the annual retainer ($140,000) divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of such option).